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                     May 20, 2020

       Jason Child
       Senior Vice President and Chief Financial Officer
       Splunk, Inc.
       270 Brannan Street
       San Francisco, California 94107

                                                        Re: Splunk, Inc.
                                                            Form 10-K for the
Year Ended January 31, 2020
                                                            Filed March 26,
2020
                                                            File No. 001-35498

       Dear Mr. Child:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology